Global Small Cap Fund Inc.
Form N-SAR
File # 811-7814



Item 77D.  Policies with respect to security investments

	 The Fund's policies with respect to security investments were revised by its Board to permit the flexibility to use forward currency contracts, options and futures for investment purposes (income or return) and to invest in a wide variety of money market investments through a joint vehicle established by the Fund's sub-adviser. These changes were disclosed in the Fund's prospectus dated December 1, 1997.